 UNITED STATES
SECURITIES AND EXCHANGE
  COMMISSION
  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009

SPO MEDICAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-11772	25-1411971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3, Gavish Street, POB 2454, Kfar Saba, Israel
 (Address of principal executive offices, including Zip Code)

+972-9-764-3570
(Registrant's telephone number, including area code)

20 Hata’as St, POB 2454, Kfar Saba, Israel
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By mutual agreement of SPO Medical Inc. (hereinafter, the "Company") and Mr. Jeff Feuer, effective as of December 24, 2009, Mr. Feuer has resigned from all positions held with the Company. Prior to his resignation, Mr. Feuer served as the Company’s Chief Financial Officer.

In connection with his resignation, on December 24, 2009, the Company’s wholly owned subsidiary SPO Medical Ltd. (“SPO Ltd”) and Mr. Feuer entered into an agreement terminating Mr. Feuer’s employment agreement with SPO Ltd. Under the agreement entered into relating to his termination, SPO Ltd.  agreed to remit to Mr. Feuer amounts payable to him under the agreement in the aggregate amount of NIS 332,500 (representing approximately $87,600 at the United States Dollar –Israeli New Shekel exchange rate in effect on the date of this report), of which NIS258,000 (approximately $68,000) is payable on a monthly basis of NIS 21,500 (approximately $5,665 at the United States Dollar –Israeli New Shekel exchange rate in effect on the date of this report) per month over a 12 month period between February 2010 and January 2011 and the balance of NIS 74,500 (approximately  $19,600 at the United States Dollar –Israeli New Shekel exchange rate in effect on the date of this report ) payable between January and March 2010. In addition, in a separate agreement entered into between the Company and Mr. Feuer on December 24, 2009, Mr. Feuer will be able to exercise options for 469,000 shares for the Company’s common stock par value $0.001 per share (the “Common Stock”) previously granted to him through December 31, 2014. The options are exercisable at per share exercise prices ranging between $0.13 and $0.78. In addition, the Company agreed to award to Mr. Feuer options for an additional 200,000 shares of the Company’s Common Stock at a per share exercise price of $0.01 and exercisable through December 2014. Each of Mr. Feuer, the Company and SPO Ltd furnished to the other general releases.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2009	SPO MEDICAL INC.

	By:	/s/ Michael Braunold
Michael Braunold Chief Executive Officer